FOR IMMEDIATE RELEASE         CONTACT:  John Pachtner
         June 25, 1997                      510-272-7208


              APL TODAY, JUNE 25, FILED AT MARAD FOR TRANSFER OF MSP OPERATING AGREEMENTS TO AMERICAN SHIP MANAGEMENT, LLC.


         Oakland, Calif., June 25, 1997 -- APL Limited (NYSE: APL) an-nounced today that its shipping unit, American President Lines, Ltd., has submitted a notice to the U.S. Maritime Administra-tion (MarAd) detailing plans to transfer its nine Maritime Security Program Operating Agreements to American Ship Manage-ment, LLC. (ASM), which will be an independent, newly formed, U.S.-owned and operated company. The filing requests that MarAd allow the transfer to become effective at the time of consummation of the planned merger between APL and Neptune Orient Lines Ltd. (NOL), a Singapore-based company. The filing seeks to implement the criteria specifically established by MarAd in its January 21, 1997 letter to APL.

         In addition to the approval of MarAd, the merger remains sub-ject to customary conditions, including the approval of APL's shareholders and review under the Exon-Florio Amendment. The APL shareholders meeting to consider approval of the merger has been set for August 28, 1997. APL and NOL expect to resubmit their application for Exon-Florio review at an appropriate time so that it can proceed on a parallel timing track with MarAd's review. Concurrent with the notice filed today, APL's shipping unit also submitted a request to transfer the remaining portion of its Operating Differential Subsidy contract to ASM. This contract expires December 31, 1997. APL and NOL expect to con-summate their merger in the fall of 1997, following receipt of regulatory approvals.

         APL provides worldwide container transportation and logistics through an integrated network combining high-quality intermodal services with state-of-the-art technology.



         This release is available on the "Current News" page of APL's Internet web site (www.apl.com).


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